NINTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT DATED AS OF SEPTEMBER 30, 1996

     THIS NINTH AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (the “Ninth Amendment”) effective as of the 1st day of October, 2001, by and among MAXCO, INC., a Michigan Corporation (“Borrower”) and COMERICA BANK, a Michigan banking corporation (“Bank”).

WITNESSETH

     WHEREAS, Borrower and Bank entered into a certain Amended and Restated Loan Agreement dated September 30, 1996, as amended by First Amendment thereto dated as of August 1, 1997, as further amended by Second Amendment thereto dated as of June 24, 1998, as further amended by Third Amendment thereto dated as of September 24, 1998, as further amended by Fourth Amendment thereto dated as of June 22, 1999, as further amended by Fifth Amendment thereto dated as of September 1, 1999, as further amended by Sixth Amendment thereto dated as of July 12, 2000, as further amended by Seventh Amendment dated as of January 11, 2001, and as further amended by Eighth Amendment dated as of March 19, 2001 (the “Agreement”); and

     WHEREAS, Borrower and Bank now desire to amend the Agreement for the purpose of modifying certain financial and other covenants.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Bank hereby agree as follows:

     1.     In Sub-Section 1.1 of Section 1 of the Agreement, the following definitions are hereby deleted in their entirety and replaced by the following:

“Consolidated Funded Debt” shall mean, as of any applicable date of determination, that portion of consolidated Debt which consists of (a) indebtedness for borrowed money, including indebtedness for borrowed money which is evidenced by notes, bonds, debentures or other similar instruments or (b) obligations under installment sales contracts or capital leases, less Liquid Assets of Borrower and/or the Guarantors and Atmosphere Annealing, Inc. as of the applicable date.

“Guarantors” shall mean Ersco Corporation and Pak-Sak Industries, Inc.

“Pledge Agreements” shall mean pledge agreements in such form as shall be required by the Bank pursuant to this Agreement, which the Borrower and the Guarantors have previously or in the future will pledge, to the Bank, the Securities or the Promissory Notes.

“Securities” shall mean (i) all of the issued and outstanding capital stock of the Subsidiaries and (ii) all of the shares of capital stock or other ownership interest owned by the Borrower or any Subsidiary in an Investment Entity, including but not limited to Atmosphere Annealing, Inc.

“Security Interests” shall mean first priority liens in the Collateral as contemplated by the Collateral Documents.

“Subsidiary(ies)” shall mean the Guarantor(s) and any other corporation of which more than fifty percent (50%) of the outstanding voting securities shall, as of any applicable date of determination, be owned directly, or indirectly through one or more intermediaries, by the Borrower.

“Termination Date” shall mean, as to the Revolving Credit Loan, August 1, 2003 (or such earlier date on which the Borrower shall permanently terminate the Bank’s commitment under Section 2.8.1 of this Agreement).

     2.     In Sub-section 1.1 of Section 1, the following definitions are added:

“Effective Tangible Net Worth” shall mean as of the date of any determination, the sum of: (a) the excess of: (i) the book value of the assets (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill, and similar intangible assets) of a person, after appropriate deductions (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), all as determined in accordance with GAAP, over (ii) all Debt of such person (determined on a consolidated basis), plus (b) the principal amount of Subordinated Debt.

“Promissory Notes” shall mean all promissory notes representing indebtedness due Borrower from either Atmosphere Annealing, Inc. or L/M Associates, L.L.C.

“Subordinated Debt” shall mean all indebtedness of Borrower or any Subsidiaries which has been subordinated to the indebtedness of the Bank pursuant to a Subordination Agreement.

“Waiver Fees” shall mean the sum of five thousand ($5,000) dollars for each of the five (5) Borrower covenant violations a total of twenty five thousand ($25,000) dollars, which Waiver Fees are to be paid contemporaneously with the execution of this Ninth Amendment. The five (5) Borrower covenant violations referred to herein are (i) a violation of the Consolidated Funded Debt to EBITDA ratio under Sub-Section 6.6 of Section 6 of the Agreement as of March 31, 2001, and again as of June 30, 2001; (ii) a violation of the Debt to Tangible Net Worth ratio under Sub-Section 6.12 of Section 6 of the Agreement as of March 31, 2001, and again as of June 30, 2001; and (iii) a violation of the Guarantee Obligations under Sub-Section 7.7 of Section 7 of the Agreement through the date immediately prior to the date of this Agreement.

     3.     Sub-Section 2.4(a) of Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.4 Interest. (a) The Revolving Credit Note shall bear interest on the outstanding principal balance from time to time outstanding at a per annum rate equal to Prime Rate plus two (2) percent (2.00%). Effect shall be given to any change in the interest rate as a result of any change in the Prime Rate on the date of any such change in the Prime Rate.

Interest shall be payable in accordance with the terms of the Revolving Credit Note, as amended.

     4.     Sub-Section 5.5 of Section 5 of the Agreement is hereby deleted in its entirety and replaced by the following:

5.5 Subsidiaries. The Guarantors are wholly owned Subsidiaries of the Borrower. The Borrower also owns approximately: (i) 25% of Integral Vision, Inc., formerly known as Medar, Inc., (ii) 100% of the capital stock of Atmosphere Annealing, Inc., (iii) 50% of the membership interests of Robinson Oil Co., L.L.C., (iv) 50% of the membership interests in L/M Associates, L.L.C., (v) 33% of the capital stock of Blasen Brogan Asset Management Company, (vi) 1.25% of the capital stock of Provant, Inc., (vii) 50% of the capital stock of Foresight Solutions, Inc. (viii) 50% of the capital stock of LandEquities Corporation, (ix) 50% of the capital stock of Nilson Builders and Associates, Inc., (x) 12.5% direct (37.5 indirect) interests in Phoenix Financial Group, LTD, and its subsidiary, Cambridge Group Investments, LTD (dba Bondpage.com), (xi) 50% of the capital stock of Mid-State Industrial Services, Inc., (xii) 6% of the capital stock of MYEOEM.COM, (xiii) 16% of a limited partnership interest in Vertical VC, (xiv) 100% of the capital stock of Parcco, Inc. f/ka Akemi, Inc., (xv) 25% of the membership interests of Meridian Crossing Associates, L.L.C., and (xvi) 25% of the membership interests of Woodlake Office Associates VI, L.L.C.. In addition, as L/M Associates, L.L.C. has approximately 62% of the membership interests of L/M Associates II, L.L.C., therefore, in effect, 31% of L/M Associates, L.L.C.’s membership interest in L/M Associates II, L.L.C. is owned by Borrower.

     5.     Schedule 5.12 referenced in Sub-Section 5.12 of Section 5 of the Agreement is replaced in its entirety by the new Schedule 5.12 which is attached hereto and is by this reference made a part hereof.

     6.     Sub-Section 5.17 of Section 5 is hereby deleted in its entirety and replaced by the following:

5.17 Shares and Shareholders. The Borrower’s entire authorized capital stock consists of 10,000,000 shares of common stock, $1.00 par value, and 100,000 shares of Preferred Stock, of which 14,784 shares of Series Three Preferred Stock are issued and outstanding; of which 46,414 shares of Series Four Preferred Stock are issued and outstanding; and of which 6,648 shares of Series Five Preferred Stock are issued and outstanding. The Guarantors’ entire outstanding capital stock is owned both beneficially and of record by the Borrower, and the Guarantors’ authorized and outstanding capital stock consists of the following:

Guarantor:	Authorized Capital Stock:	Par Value:	Outstanding Capital Stock:

Ersco Corporation	60,000	N/A	1,000
Pak-Sak Industries, Inc.	5,000	$10.00	3,768

The Borrower owns 2,240,605 shares of the outstanding capital stock of Integral Vision, Inc., formerly known as Medar, Inc., which constitutes approximately 25% of the aggregate capital stock of Integral Vision, Inc., and those interests disclosed in Section 5.5.

     7.     In Sub-Section 6.1.2 of Section 6 of the Agreement, the phrase “not later than fifteen (15) days after the close of each month of each fiscal year” in the first sentence is hereby deleted in its entirety and replaced with the following phrase: “not later than the end of the month following the close of each month of each fiscal year.”

     8.     Sub-Section 6.1.3 of Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.1.3. Status Certificate. Together with each delivery of the annual financial statements required by Sub-Section 6.1.1 of Section 6 of this Agreement, and by the end of the month following the other three (3) of Borrower’s reporting quarters, furnish to the Bank a certificate of its chief executive or financial officer stating that no Event of Default or Default has occurred, or if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

     9.     Sub-Section 6.1.4 of Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.1.4 Accounts Receivable Reporting. Except as to Borrower’s Subsidiary, Atmosphere Annealing, Inc., furnish to the Bank (a) by the 25th of each month (as of the end of the prior month) (i) a report in such form as the Bank shall from time to time require as to the Accounts of Borrower and the Subsidiaries; (ii) an aging of the Accounts of Borrower and the Subsidiaries in a form satisfactory to the Bank and (iii) a report in such form as the Bank shall from time to time require as to the Inventory of the Borrower and the Subsidiaries and (b) by the 30th day of each calendar quarter (as of the end of the prior quarter) an aging of the Accounts of Borrower and the Subsidiaries in a form satisfactory to the Bank.

     10.     Sub-Section 6.6 of Section 6 of the Agreement is hereby deleted in its entirety and replaced by the following:

6.6 Maintain Consolidated Funded Debt to EBITDA. On a consolidated basis, maintain the ratio of Consolidated Funded Debt to earnings before interest, taxes, depreciation and amortization (determined on a rolling four quarters basis) (“EBITDA”) of not more than 10.10 to 1.0; provided that the reporting quarter ending March 31, 2002 and thereafter, said ratio shall not be more than 4.50 to 1.0. Provided however, notwithstanding anything to the contrary, whether the Borrower has maintained the ratio of Consolidated Funded Debt to EBITDA, and any corresponding Borrower violation or Special Covenant Violation Fee relative to this Section 6.6, shall not be determined, until after, and based upon, the end of each of Borrower’s reporting quarters, beginning with the end of reporting quarter ending March 31, 2002.

     11.     Subsection 6.11 of Section 6 is hereby deleted in its entirety and replaced with the following:

6.11 Intentionally Omitted.

     12.     Sub-Section 6.12 of Section 6 of the Agreement is hereby deleted in its entirety and replaced by the following:

6.12 Maintain Debt to Effective Tangible Net Worth. On a consolidated and proforma (including acquisitions) basis, maintain the ratio of Debt to Effective Tangible Net Worth of not more than 3.50 to 1.0; provided that for the reporting quarter ending March 31, 2002 and thereafter, said ratio shall not be more than 2.60 to 1.0. Provided however, notwithstanding anything to the contrary, whether the Borrower has maintained the ratio of Debt to Effective Tangible Net Worth and any corresponding Borrower violation or Special Covenant Violation Fee relative to this Section 6.12, shall not be determined, until after, and based upon, the end of each of Borrower’s reporting quarters, beginning with the end of reporting quarter ending March 31, 2002.

     13.     There is hereby added a new Sub-Section 6.14 to Section 6 of the Agreement which shall read as follows:

6.14 Additional Waivers. Effective upon the payment of the Waiver Fees, in accordance with the provisions of Section 9.3 of the Agreement, the Bank hereby specifically waives (i) the affirmative covenant set forth in Section 6.6 of the Agreement only to the extent of Borrower’s failure to comply with the Consolidated Funded Debt to EBITDA ratio as of June 30, 2001 and all prior times, and (ii) the affirmative covenant set forth in Section 6.12 of the Agreement only to the extent of Borrower’s failure to comply with the Debt to Tangible Net Worth ratio as of June 30, 2001 and all prior times, and (iii) the affirmative covenant set forth in Sub-Section 7.7 of Section 7 of the Agreement, only to the extent of Borrower’s failure to comply with the Guarantee Obligations through the date immediately prior to the date of this Agreement. Notwithstanding the waivers set forth herein, Borrower must, as of all other applicable times of determination under the Agreement, comply with each of terms and conditions of the Agreement, including but not limited to the affirmative covenants of Section 6, as amended, of the Agreement. As set forth in Section 9.3 of the Agreement these waivers are expressly limited to the extent specified and shall not operate as a waiver of any other provision of the Agreement or any Default or Event of Default hereunder.

     14.     Notwithstanding any provision contained in the Agreement, as amended, to the contrary, it is specifically agreed that, in addition to the other obligations of Borrower under the Agreement and the Notes, Borrower shall pay to Bank a covenant violation fee (“Special Covenant Violation Fee”) in the amount of Twenty Five Thousand ($25,000.00) Dollars for each and every Borrower violation occurring under Section 6.6 or Section 6.12 of this Agreement, as amended, subsequent to the date of this Ninth Amendment (“Special Covenant Violation”). Provided however, the Special Covenant Violation Fee shall only be applicable once, for each such corresponding Special Covenant Violation that occurs at any time during the applicable Borrower reporting quarter. Each Special Covenant Violation Fee shall be due and payable within five (5) business days of Borrower’s receipt of written notice from Bank that a Special Covenant Violation has occurred. Borrower’s failure to timely pay a Special Covenant Violation Fee, shall be deemed an Event of Default under the Agreement, as amended. Further, it is expressly understood and agreed by Borrower, that the occurrence of a Special Covenant

Violation and the payment of a Special Covenant Violation Fee does not, in any way (i) constitute a waiver by Bank of the corresponding Special Covenant Violation, nor (ii) obligate the Bank to grant or consider granting a waiver of that Special Covenant Violation.

     15.     Sub-Section 7.6 of Section 7 is hereby deleted in its entirety and is replaced by the following:

7.6 Extension of Credit. Make any loans, advances or extensions of credit to any Person, except for (i) sales on open account and otherwise in the ordinary course of business (ii) advances to any of the existing wholly-owned Subsidiaries (excluding Atmosphere Annealing, Inc.) of Borrower for working capital, and (iii) advances to Atmosphere Annealing, Inc. for payment of certain employee and other insurance coverage and payroll and other taxes as made in the ordinary course of business, which amounts are also repaid to Borrower in the ordinary course of business, all in accordance with existing inter-company practices and procedures.

     16.     Sub-Section 7.7 of Section 7 is hereby deleted in its entirety and is replaced by the following:

7.7 Guarantee Obligations. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for (i) the endorsement of negotiable instruments by the Borrower or the Subsidiaries in the ordinary course of business for deposit or collection, (ii) the guaranty by the Borrower of any and all obligations of any Subsidiary wholly-owned by Borrower, (iii) the guaranties by the Borrower listed on Schedule 5.12 of this Agreement; provided that the aggregate dollar amount of all guarantees expressly permitted by (ii) and (iii) of this Sub-Section 7.7 shall not, at any time, exceed $60 Million; provided further that notwithstanding the foregoing, the aggregate dollar amount of all guarantees expressly permitted by (ii) and (iii) of this Sub-Section 7.7. shall not exceed $45 Million at any time beginning January 1, 2002 and thereafter.

     17.     Sub-Section 7.8 of Section 7 is hereby deleted in its entirety and replaced with the following:

7.8 Subordinate Indebtedness. Other than the debt due Borrower from Atmosphere Annealing, Inc., and from Wright Plastic Products, Inc., which debts have been subordinated to National City Bank and National City Commercial Finance, Inc., respectively, subordinate any indebtedness due it from any Person to indebtedness of other creditors of such Person.

     18.     Sub-Section 7.10 of Section of the Agreement is hereby deleted in its entirety and replaced with the following:

7.10 Acquire Securities. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for the common stock of or ownership interests in the Guarantors and Atmosphere Annealing, Inc., Integral Vision, Inc., Provant, Inc., Robinson Oil Co., L.L.C., L/M Associates, L.L.C, L/M Associates, II, L.L.C, Blasen Brogan Asset Management Company, Foresight Solutions, Inc., LandEquities Corporation, Nilson Builders and Associates, Inc., Mid-State Industrial Services, Inc., Phoenix Financial Group and its subsidiary, Cambridge Group Investments, LTD (dba Bondage.com), MYEOEM.COM, Parcco, Inc. f/ka Akemi, Inc., Meridian Crossing Associates, L.L.C., Woodlake Office Associates VI, L.L.C. and Vertical VC, in each case limited to the interest owned by the Borrower on the date of this Ninth Amendment to the Agreement, and except for certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000, direct obligations of the United States Government maturing within one year from the date of acquisition thereof, and high grade commercial paper and high grade fixed-income securities (e.g., corporate bonds).

     19.     Notwithstanding any provision contained in the Agreement, as amended, to the contrary, it is specifically agreed that, in addition to the other obligations of Borrower under the Agreement and the Notes, Borrower shall:

(a) Undertake and complete the timely sale of those assets and investments listed upon the attached Schedule of Asset Sales/Cash Generation Efforts (“Schedule of Sales”), in accordance with the sale parameters (including range of sale price, approximate dates of sales and percentage of proceeds to be paid to the Bank) set forth in the Schedule of Sales, all of which are by this reference incorporated herein. The Schedule of Sales may be modified only by written agreement of the Bank, which agreement to modify may be withheld in the Bank’s sole discretion.

(b) On or before December 31, 2001, cause Borrower’s 50% ownership interest in Mid State Industrial Services, Inc. (“Mid State”) to be sold to Max Coon for a purchase price of not less than one million seven hundred fifty thousand ($1,750,000) dollars (“Mid State Sale”) and in connection with the closing of the Mid State Sale, require Mid State to repay, in full (approximately $518,000), all of the outstanding indebtedness due Borrower from Mid State (“Mid State Debt Repayment”).

(c) On or before December 31, 2001, pay to the Bank, to be applied against the Indebtedness due the Bank, not less than one million two hundred forty thousand ($1,240,000) dollars from the proceeds of the Mid State Sale, the Mid State Debt Repayment and Borrower’s anticipated federal tax refund; provided that in connection with the Mid State Sale and Mid State Debt Repayment transactions, the Bank agrees to release, approximately one million ($1,000,000) dollars of subordinated indebtedness due Max Coon from Borrower (“Coon Subordinated Debt”), for the sole purpose of permitting the Coon Subordinated Debt to be applied toward the purchase price of the Mid State Sale.

(d) Pay to the Bank, the greater of (i) fifty (50%) percent of the proceeds collected from the L/M Associates, L.L.C. and Wright Plastics, Inc. indebtedness due

Borrower, within five (5) business days of receipt by Borrower, or (ii) one million five hundred thirty five thousand ($1,535,000) dollars on or before March 31, 2002.

(e) Pay to the Bank, the greater of (i) fifty (50%) percent of the proceeds collected from the Pak-Sak Industries, Inc. and Provant, Inc. earn outs due Borrower, within five (5) business days of receipt by Borrower, or (ii) two million four hundred thousand ($2,400,000) dollars on or before June 30, 2002.

     20.     Except as specifically modified hereby, the terms and conditions of the Agreement and the Notes, as the same may be amended from time to time, remain in full force and effect and the undersigned hereby ratify and agrees to be bound by the terms of the Agreement as hereby amended.

     21.     Except as otherwise provided by this Ninth Amendment, neither the extension of this Ninth Amendment by the Bank, nor any other act or omission by the Bank in connection herewith, shall be deemed an express or implied waiver by the Bank of any default under the Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

     The Borrower and the Bank have caused this Ninth Amendment to be executed by their duly authorized officers as of the day and year first written above.

MAXCO, INC

By:	/S/ VINCENT SHUNSKY Vincent Shunsky Its: Vice President

COMERICA BANK

By:	/S/ DAVID G. GRANTHAM Its: Vice President

     The Undersigned Guarantors hereby acknowledge and consent to the above Ninth Amendment.

Ersco Corporation		Pak-Sak Industries, Inc.

By:	/S/ VINCENT SHUNSKY Vincent Shunsky Its: Treasurer	By:	/S/ VINCENT SHUNSKY Vincent Shunsky Its: Treasurer